Exhibit 99.1
EBIX ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2010 RESULTS
•	Record Quarterly Revenue of $35.1 Million, up 12% Year-Over-Year

•	Record Full Year Revenue of $132.2 Million, up 35% Year-Over-Year

•	Q4 Diluted EPS of $0.42, up 35% Year-Over-Year

•	Full Fiscal Year Diluted EPS of $1.51, up 47% Year-Over-Year

•	Q4 Net Income of $15.9 Million, up 32% Year-Over-Year

•	Full Year Net Income of $59.0 Million, up 52% Year-Over-Year

•	Q4 Operating cash flow of $18.9 Million, up 61% Year-over-Year

•	Full Year Operating cash flow of $52.8 Million, up 56% Year-over-Year
ATLANTA, GA — March 14, 2011 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today reported results for the fiscal fourth quarter and full year ended December 31, 2010.
“These results mark 11 years of continued sequential growth for Ebix in the areas of revenue, net income and diluted EPS,” said Robin Raina, Chairman, President and CEO, Ebix Inc. “We are pleased that these results are in line with our goals for 2010.”
Ebix delivered the following results for the fourth quarter and full year of 2010:
Revenues: Total Q4 2010 revenue was $35.1 million, an increase of 12% on a year-over-year basis, as compared to Q4 2009 revenue of $31.3 million.
For the full fiscal year of 2010, the company reported revenue of $132.2 million, an increase of 35% from the prior year revenues of $97.7 million.
Net Income: Q4 2010 net income was $15.9 million, an increase of 32% on a year-over-year basis, as compared to Q4 2009 net income of $12.1 million.
For the full fiscal year of 2010, the Company reported net income of $59.0 million, an increase of 52% from the prior year net income of $38.8 million.
Earnings per Share: Q4 2010 diluted earnings per share rose 35% year-over-year to $0.42, as compared to $0.31 in the fourth quarter of 2009. For purposes of the Q4 2010 EPS calculation, there was an average of 38.4 million diluted shares outstanding during the quarter, as compared to 39.6 million diluted shares outstanding in Q4 of 2009.
For the full year of 2010, diluted earnings per share rose 47% year-over-year to $1.51. For purposes of the EPS calculation, there was an average of approximately 39.0 million diluted shares outstanding during the year 2010 as compared to an average of 38.0 million diluted shares outstanding in 2009.
Operating Cash: Cash generated from operations for the fiscal fourth quarter was $18.9 million, up 61% from the fourth quarter of 2009. For the full year, operating cash flow totaled $52.8 million, up 56% year-over-year.
The $52.8 million of cash inflow from the Company’s operating activities represents a 100% realization of the 2010 operating income of $52.5 million.

Margins: Operating margins for 2010 were at 40% consistent with the Company’s operating margins for 2009.
Customers: An estimated 99.5% plus of Ebix’s clients from 2009 renewed their business with Ebix in the year 2009, meaning that Ebix did not lose a single customer across the world that accounted for more than 0.5% of Ebix’s revenues in the year 2010.
Diversified Revenue Base: Ebix continued to have highly diversified revenue streams across thousands of clients, with the largest client accounting for only 4% of the Company’s 2010 revenues.
Channel Revenues: The Exchange channel grew 55% year over year to $94.2 million or 71% of the 2010 revenues. The BPO channel grew 6% year over year, to $15.6 million or 12% of the 2010 revenues. The Broker Channel grew 19% year over year, to $13.8 million or 10% of the 2010 revenues. The Carrier channel dropped 20% year over year, to $8.5 million or 7% of the 2010 revenues.
Tax Adjustments: The Q4 and full year results include a net non-recurring tax benefit of $2.3 million from the reversal of valuation allowance that had been held against a portion of our cumulative legacy net operating loss (“NOL”) carryforwards in the United States
Ebix Chairman, President & CEO Robin Raina said, “In the year 2010, Ebix emerged as the largest insurance exchange player worldwide. We intend to launch many new exchange related services in 2011 and beyond. Our ability to deliver end-to-end exchange services while providing enterprise backend solutions in an on-demand manner continues to differentiate us from all our competitors worldwide. In addition, our focus on delivering solutions across the globe with the same code base, while deploying these solutions in multiple languages and currencies continues to hold immense value for our multinational insurance clients.”
Robin added, “In the year 2011, our vision is to focus on three key areas — one, the launch of new exchanges and on-demand backend platforms in various geographies across the world; two, the launch of a mobile utility initiative with applications in diverse insurance areas being deployed on a utilities basis; three, the continued focus on services like Ebix Enterprise targeted at providing a single on-demand platform to a wide variety of insurance entities across all insurance product lines.”
Ebix SVP and Chief Financial Officer, Robert Kerris said, “We are very pleased with the improvements realized during 2010 particularly regarding our operating cash flows and the overall health of our balance sheet. Our recurring operating activities during 2010 produced $19.0 million of additional cash flows above the levels realized in 2009. We closed the year with $23.4 million of cash on hand, an increase of $4.2 million or 22% from a year earlier, in spite of investing $15.2 million for business acquisitions, remitting $22.5 million to settle outstanding convertible debt, and paying $10.5 million to repurchase shares of our common stock. During 2010 our current ratio significantly improved and was 1.56 at December 31st as compared to 0.62 a year earlier, and we eliminated all but $5.0 million of the previous $29.4 million of convertible debt.”
Mr. Kerris added, “On March 8, 2011 Ebix and Bank of America jointly executed a mutually binding commitment letter to amend and expand the Company’s existing credit facility. The amended credit facility has been expanded to $55 million. It replaces the former $35 million facility, carries an interest rate of LIBOR plus 1.50% and is comprised of a three-year $35 million secured revolving credit facility and a $20 million secured term loan.”
Investor Conference Call
Ebix will host a conference call to discuss its fourth quarter and full fiscal year 2010 results at 11:00 a.m. Eastern Standard Time today. A live audio webcast of the conference call, together with detailed financial information, can be accessed through the company’s Investor Relations home page at http://www.ebix.com. In addition, an archive of the webcast can be accessed through the same link. Participants who choose to call in to the conference call can do so by dialing 1-(973) 409-9690. A replay of the audio and text of the investor call will be available through the company’s Investor Relations home page at http://www.ebix.com

About Ebix, Inc.
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Brazil, Singapore, Australia, the US, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com
CONTACT:
Aaron Tikkoo, IR
678 -281-2027 or atikkoo@ebix.com

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Operating revenue	$35,097	$31,304	$132,188	$97,685

Operating expenses:
Cost of services provided	7,691	7,976	29,599	21,274
Product development	3,379	3,104	13,607	11,362
Sales and marketing	1,613	1,487	6,372	5,040
General and administrative	7,151	5,442	24,065	16,798
Amortization and depreciation	1,605	1,439	6,038	3,955

Total operating expenses	21,439	19,448	79,681	58,429

Operating income	13,658	11,856	52,507	39,256
Interest income	141	52	519	199
Interest expense	(152)	(279)	(902)	(1,070)
Other non-operating income	641	89	6,319	89
Foreign currency exchange gain	352	464	1,211	1,358

Income before income taxes	14,640	12,182	59,654	39,832
Income tax expense (benefit)	1,304	(85)	(635)	(1,010)

Net income	$15,944	$12,097	$59,019	$38,822

Basic earnings per common share*	$0.45	$0.36	$1.69	$1.24

Diluted earnings per common share*	$0.42	$0.31	$1.51	$1.03

Basic weighted average shares outstanding*	35,083	33,990	34,845	31,398

Diluted weighted average shares outstanding*	38,417	39,594	39,018	38,014

*	Adjusted for all periods presented to reflect the effect of the 3-for-1 stock split dated January 4, 2010

Ebix, Inc. and Subsidiaries
Consolidated Balance Sheet

	December 31,	December 31,
	2010	2009
	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$23,397	$19,227
Short-term investments	6,300	1,799
Trade accounts receivable, less allowances of $1,126 and $565, respectively	26,028	22,861
Other current assets	5,057	2,628

Total current assets	60,782	46,515

Property and equipment, net	7,806	7,865
Goodwill	180,602	157,245
Intangibles, net	22,574	20,505
Indefinite-lived intangibles	30,552	29,223
Other assets	984	814

Total assets	$303,300	$262,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,344	$11,060
Accrued payroll and related benefits	4,536	3,634
Short term debt	5,000	23,100
Current portion of convertible debt, net of discount of $56 and $706, respectively	4,944	28,681
Current portion of long term debt and capital lease obligation	426	596
Deferred revenue	8,610	7,754
Other current liabilities	225	272

Total current liabilities	39,085	75,097

Revolving line of credit	25,000	—
Other long term debt and capital lease obligation, less current portion	205	671
Other liabilities	2,991	2,965
Deferred tax liability, net	3,534	5,147
Put option liability	537	6,596
Deferred revenue	126	269
Deferred rent	554	679

Total liabilities	72,032	91,424

Stockholders’ equity:
Convertible Series D Preferred stock, $.10 par value, 500,000 shares authorized, no shares issued and outstanding at December 31, 2010 and 2009.	—	—
Common stock*, $.10 par value, 60,000,000 shares authorized, 36,057,791 issued and 36,017,282 outstanding at December 31, 2010 and 34,474,608 issued and 34,434,099 outstanding at December 31, 2009	3,602	3,443
Additional paid-in capital	153,221	158,404
Treasury stock* (179,235 shares as of December 31, 2010 and December 31, 2009 respectively)	(76)	(76)
Retained earnings (accumulated deficit)	67,642	8,623
Accumulated other comprehensive income (loss)	6,879	349

Total stockholders’ equity	231,268	170,743

Total liabilities and stockholders’ equity	$303,300	$262,167

*	Adjusted for all periods presented to reflect the effect of the 3-for-1 stock split dated January 4, 2010

Ebix, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$59,019	$38,822	$27,314
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	6,038	3,955	3,306
Provision for doubtful accounts	1,143	321	298
Provision for deferred taxes	(1,752)	(2,615)	(1,846)
Unrealized foreign exchange gain on forward contracts	(1,304)	(500)	—
Unrealized foreign exchange gain	(598)	—	—
Unrealized gain on put option	(6,059)	(89)	—
Share-based compensation	1,850	1,369	698
Debt discount amortization on convertible debt	327	—	—
Reduction of acquisition earnout	1,500	—	—
Changes in current assets and liabilities, net of acquisitions:
Accounts receivable	(3,018)	(8,619)	(163)
Other assets	(955)	(577)	737
Accounts payable and accrued expenses	(3,356)	1,127	(1,284)
Accrued payroll and related benefits	165	587	84
Deferred rent	(125)	27	(109)
Other liabilities	(61)	109	60
Deferred revenue	(35)	(40)	(2,270)

Net cash provided by operating activities	52,779	33,877	26,825

Cash flows from investing activities:
Investment in Infinity, net of cash acquired	—	—	(500)
Investment in MCN, net of cash acquired	(2,931)	—	—
Investment in Trades Monitor, net of cash acquired	(2,749)	—	—
Investment in Connective Technologies, net of cash acquired	(1,337)	—	—
Investment in USIX, net of cash acquired	(7,131)	—	—
Investment in e-Trek, net of cash acquired	(1,011)	—	—
Investment in IDS, net of cash acquired	—	(1,000)	—
Investment in Telstra, net of cash acquired	—	—	(42,942)
Investment in Periculum, net of cash acquired	(6)	(200)	(1,067)
Investment in Acclamation, net of cash acquired	—	(85)	(21,388)
Investment in Confirmnet, net of cash acquired	(2,975)	(3,279)	(7,294)
(Purchases)/maturities of marketable securities, net	(4,501)	(263)	(507)
Investment in Facts, net of cash acquired	(11)	(6,215)	—
Investment in Peak Performance, net of cash acquired	—	(7,894)	—
Investment in EZ Data, net of cash acquired	—	(25,362)	—
Capital expenditures	(1,754)	(3,129)	(615)

Net cash used in investing activities	(24,406)	(47,427)	(74,313)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of issuance costs	—	—	12,519
Proceeds from / Repayment to line of credit, net	1,900	(1,846)	9,295
Proceeds from term loan	10,157	—	—
Proceeds from the issuance of convertible debt	—	25,000	15,000
Principal payments on term loan obligation	(5,000)	—	—
Payments to acquire treasury stock	—	—	(1,029)
Repurchase of common stock	(10,650)	(505)	(24,246)
Settlement on conversion of convertible debt	(22,521)	—	—
Payments of long term debt	—	(742)	(500)
Payments for capital lease obligations	(804)	(293)	(3)
Proceeds from exercise of common stock options	1,236	1,565	1,239

Net cash provided by financing activities	(25,682)	23,179	12,275

Effect of foreign exchange rates on cash and cash equivalents	1,479	123	(3,749)

Net change in cash and cash equivalents	4,170	9,752	(38,962)
Cash and cash equivalents at the beginning of the year	19,227	9,475	48,437

Cash and cash equivalents at the end of the year	$23,397	$19,227	$9,475